UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2010

WILLBROS GROUP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	1-11953	30-0513080
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4400 Post Oak Parkway, Suite 1000, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 403-8000

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c) Effective October 26, 2010, James L. Gibson was promoted to serve as the Chief Operating Officer of Willbros Group, Inc., a Delaware corporation (the “Company”). Robert R. Harl, the Company’s President and Chief Executive Officer, relinquished the role of Chief Operating Officer on that same date.

The Company’s press release announcing Mr. Gibson’s promotion is attached as Exhibit 99.1 to this Form 8-K. In connection with the promotion, the Company granted Mr. Gibson an award of 15,000 shares of restricted stock under the Willbros Group, Inc. 2010 Stock and Incentive Compensation Plan. This award vests in four equal annual installments beginning on October 26, 2011.

Mr. Gibson, age 59, joined the Company in March 2008. He was named President of Willbros Canada in July 2008 and, in February 2010, Mr. Gibson was appointed President of Willbros Downstream Oil & Gas. Mr. Gibson brings more than 35 years of diversified construction experience in managing and coordinating all aspects of project performance including: cost, schedules, quality, safety, budget, regulatory requirements and subcontracting. Prior to joining the Company, Mr. Gibson was employed by KBR, Inc. (formerly known as Kellogg Brown & Root), for the majority of his career, beginning in 1972. He held a number of positions at KBR in project management services performing work in refineries and chemical plants. Mr. Gibson graduated from the University of Texas with a Bachelor of Science in Engineering.

(e) On October 26, 2010, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, adopted the Willbros Group, Inc. 2010 Management Severance Plan for Executives (the “Plan”). The initial term of the Plan is the period beginning on October 26, 2010 and ending on (and including) December 31, 2010. Beginning on the last day of such initial term, and on each successive anniversary of such date, the term of the Plan extends automatically for an additional successive one year term unless at least three months prior to the last day of any such term, the Company gives written notice to the Plan participants that no such automatic extension is to occur, in which case the Plan will terminate on the last day of such term.

An employee of the Company, or an employee of a subsidiary of the Company that has adopted the Plan, is entitled to participate in the Plan if the employee is selected for participation by the Board of Directors of the Company and such employee signs an acceptance of participation in a form acceptable to the Company. The Company currently anticipates that each of the executive officers of the Company will be a participant in the Plan, other than Robert R. Harl, President and Chief Executive Officer of the Company, and Van A. Welch, Senior Vice President and Chief Financial Officer of the Company.

The Plan provides that a participant whose employment is terminated other than for cause by the Company or who voluntarily terminates his employment for “good reason” within one year after a change in control of the Company has occurred, shall be entitled to severance compensation equal to (i) 200% of the greater of the participant’s base compensation in effect immediately prior to the date of the change in control or the participant’s base compensation in effect on the date of the termination of employment, (ii) 200% of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control, (iii) the aggregate annual incentive plan target opportunity that could have been earned in the year in which the termination of employment occurs, prorated for the amount of time served in the year in which the termination occurred, (iv) the actual cost incurred by the participant for health continuation coverage for a period of 12 months from the date of termination, less the cost the participant would have incurred for comparable coverage if the participant had remained an employee of the Company, and (v) the participant’s cost for life insurance benefits, for a period of 12 months following termination of employment, under life insurance benefit plans maintained by the Company immediately prior to the participant’s termination.

“Good reason” means, generally, a reduction in the participant’s annual base compensation, a relocation of the participant’s place of employment by 50 or more miles, a significant reduction in the nature or scope of a participant’s authorities or duties or a successor company’s failure to honor the Plan.

The Plan provides that a participant whose employment is terminated other than for cause by the Company prior to a change in control shall be entitled to severance compensation equal to 100% of the participant’s base compensation in effect on the date of the termination of employment.

The Plan provides that if the payments and benefits otherwise required under the Plan would constitute an “excess parachute payment” under the U.S. Internal Revenue Code, then the payments and benefits will be reduced so that no portion of the amounts received by a participant will be subject to the excise tax imposed under Section 4999 of the U.S. Internal Revenue Code.

Pursuant to the Plan, during the term of the Plan and for a period of one year following the termination of employment of a participant, regardless of the reason for the termination, such participant is prohibited from, among other things, competing with the businesses of the Company or its affiliates, causing or attempting to cause any employee, director or consultant of the Company or its affiliates to terminate his relationship with the Company or such affiliate, or soliciting business from established customers of the Company or such affiliate. The Plan also requires, among other things, a participant to keep the Company’s trade secrets and proprietary information confidential, restricts the participant from disparaging or criticizing the Company and restricts the Company from disparaging or criticizing the participant.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith.

Exhibit No.	Description
99.1	Press Release dated October 26, 2010, issued by Willbros Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.

Date: November 1, 2010	By: /s/ Van A. Welch
Van A. Welch
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

The following exhibit is furnished herewith.

Exhibit No.	Description
99.1	Press Release dated October 26, 2010, issued by Willbros Group, Inc.

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